Exhibit h(6)(d)

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT is dated as of June 1, 2016, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and VALIC COMPANY I, a Maryland corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Adviser and the Corporation are parties to that certain Investment Advisory Agreement, dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to Dynamic Allocation Fund (together, the “Fund”); and

WHEREAS, the Corporation, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Adviser has entered into a Subadvisory Agreement with AllianceBernstein L.P. (the “Subadviser” or “AllianceBernstein”), dated December 19, 2012 (as amended from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to the Fund; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to the Fund, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Subadviser manages the “Overlay Component” of the Fund by investing in derivative instruments to manage the Fund’s net equity exposure as well as fixed income securities and short-term investments to generate income, manage cash flows, and meet the Fund’s liquidity needs, among other things, and in connection therewith, a portion of such Overlay Component may be invested in the AB Government Money Market Portfolio, a series of AB Fixed-Income Shares, Inc. (the “AB Portfolio”) as needed, in order to manage daily cash flows to or from the Fund; and

WHEREAS, in connection with the AB Portfolio’s conversion to a government money market fund, the Subadviser proposed that shareholders of the AB Portfolio approve the imposition of a new management fee payable to the Subadviser equal to 0.20% of average daily net assets as the AB Portfolio would now be offered for purchase by investors who are not advisory clients of the Subadviser or its affiliates, and such proposal was approved by AB Portfolio shareholders at a special meeting held on May 6, 2016; and

WHEREAS, the Subadviser has agreed to implement partial fee waivers and/or reimbursements for certain of its institutional clients that are invested in the AB Portfolio, such as the Fund; and

WHEREAS, the Subadviser has voluntarily agreed to waive its Subadvisory Fee with respect to the Fund up to the amount of any advisory fees it receives from the AB Portfolio, in connection with any investment by AllianceBernstein on behalf of the Fund in the AB Portfolio (the “AllianceBernstein Fee Waiver”); and

WHEREAS, the AllianceBernstein Fee Waiver may be modified or discontinued at any time by AllianceBernstein; and

WHEREAS, the Adviser has agreed to voluntarily waive its fees under the Advisory Agreement, in the amounts set forth herein.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1. The Adviser voluntarily agrees to waive its Management Fee under the Advisory Agreement in an amount equal to the AllianceBernstein Fee Waiver in order to pass the benefit of such waiver onto the Fund in connection with the Fund’s investments in the AB Portfolio (the “AB Portfolio Waiver”).

2. The AB Portfolio Waiver may be terminated at any time by the Adviser. In addition, the AB Portfolio Waiver shall terminate automatically upon the termination of AllianceBernstein Fee Waiver or upon termination of the Advisory Agreement with respect to the Fund.

3. This Fee Waiver Agreement shall be constructed in accordance with the laws of the State of New York.

4. This Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Fee Waiver Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Thomas M. Ward
Name:	Thomas M. Ward
Title:	Vice President - Investments

VALIC COMPANY I, on behalf of Dynamic Allocation Fund

By:	/s/ John T. Genoy
Name:	John T. Genoy
Title:	President